Exhibit 4.8

SECOND ADDENDUM TO LOAN AGREEMENT

THIS SECOND ADDENDUM TO LOAN AGREEMENT (this “Amendment”) is made and entered into as of this 28th day of October, 2002, by and among: (i) BANK OF AMERICA, N.A. (“Lender”); (ii) IHOP PROPERTIES, INC., a California corporation (“Borrower”); and (iii) INTERNATIONAL HOUSE OF PANCAKES, INC., a Delaware corporation, IHOP Corp., a Delaware corporation (“IHOP Parent”) and IHOP Realty Corp., a Delaware corporation (collectively, the “Guarantor”).

RECITALS

WHEREAS, on April 27, 2001, Borrower, Guarantor and Lender entered into that certain Loan Agreement (the “Loan Agreement”) relating to a $12,018,206.00 loan secured by Borrower’s interest in land, building and fixtures comprising equipment and signage to be used in connection with thirteen (13) IHOP Restaurants;

WHEREAS, on March 13, 2002, Borrower, Guarantor and Lender entered into that certain First Addendum to Loan Agreement to reflect an additional loan to Borrower in the original principal amount of $17,203,432.00 secured by Borrower’s interest in land, building and fixtures comprising seventeen (17) IHOP Restaurants; and

WHEREAS, Borrower, Guarantor and Lender now desire to amend the Loan Agreement to modify certain negative covenants set forth in the Loan Agreement relating to restrictions on Liens.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Recitals.  Borrower, Guarantor and Lender hereby approve the foregoing recitations and agree that said recitations are true and correct in all respects.

2.             Definitions:  The definition for Debt and Funded Debt set forth in Section 1 of the Loan Agreement are amended to read as follows:

Debt. Debt with respect to any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the liability of such Person created by granting a Lien to which the property or assets of such Person are subject whether or not such Person has assumed or become legally liable for the payment of any obligation (provided that, if such obligation has not been assumed or become the legal liability of such Person, the amount of the liability shall be deemed to be in an amount not to exceed the Fair Market Value of the property to which the Lien relates, as determined in good faith by such Person), (iii) Capitalized Lease Obligations of such Person and (iv) the aggregate amount of all Guarantees given by such Person with respect to any of the foregoing.

Funded Debt.  Funded Debt shall mean (i) all Debt of a Person (other than Guarantees) having a final maturity of more than one year from the date of incurrence thereof (or which is renewable or extendible at the option of the obligor for a period or periods of more than one year from the date of incurrence), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in current liabilities, LESS 95% of the total long-term Capitalized Lease receivables (to the extent that Capitalized Lease Obligations by such Person exceed Capitalized Lease receivables by such Person as lessor under direct financing leases with franchisees so long as such direct financing leases are, at the time of determination to the best knowledge of the lessor thereunder, valid and enforceable against their lessees and are current as to payment and not otherwise in default to the extent that there is a reasonable likelihood that any such lease would be terminated by the lessor prior to its stated expiration), and (ii) in the case of Guarantees, all Guarantees of obligations maturing more than one year after the date as of which the Guarantee is incurred.

3.             Affirmative Covenants.  Section 5.A.ii is hereby deleted in its entirety and replaced with the following Section 5.A.ii and iii.

ii.                                       Maintain Funded Debt to EBITDA Ratio: The Borrower and Guarantors, on a consolidated basis, will not permit the ratio of total Funded Debt divided by EBITDA to be greater than 2.75. This Ratio shall be calculated using the form attached as Exhibit F.

iii.                                    Maintain Funded Debt to Total Capitalization Ratio: The Borrower and Guarantors, on a consolidated basis, will not permit the ratio of total Funded Debt divided by Total Capitalization to be less than 60%. For the purposes hereof, “Total Capitalization” shall mean Funded Debt plus Consolidated Tangible Net Worth less deferred income taxes.

4.             Restrictions on Liens.  Subsection (I) of Section 6.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following Subsection (I):

(I)            Liens including Liens arising out of purchase money financing securing Debt (without duplication) of IHOP Parent, the Borrower or any Subsidiary of IHOP Parent or the Borrower, provided, that after giving effect to such Liens, the IHOP Parties are still in compliance with the financial ratios set forth in Section 5 (A) (i), (ii) and (iii) above, measured in each case on a pro forma basis as of the most recently ended fiscal quarter as if such incurrence had occurred on the last day of such fiscal quarter.

5.             Ratification and Reaffirmation.  Borrower and Guarantor hereby ratify and reaffirm each of the Loan Documents and all of Borrower’s and Guarantor’s covenants, duties and liabilities thereunder.

6.             Representations and Warranties.  Borrower and Guarantor represent and warrant to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of the Borrower and/or Guarantor and this Amendment has been executed and delivered by

Borrower and Guarantor; and except as may have been disclosed in writing by Borrower and/or Guarantor to Lender prior to the date hereof, all of the representations and warranties made by Borrower in the Loan Agreement are true and correct on and as of the date hereof.

7.             Expenses of Lender.   Borrower agrees to pay all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel.

8.             Governing Law.   This Amendment shall be governed by and construed in accordance with the internal laws of the State of Georgia.  The parties stipulate and agree that the Borrower and Guarantor have numerous business operations in the State of Georgia and this Amendment has been made, delivered and is performable in the State of Georgia at Bank’s main office in the State of Georgia and the laws of the State of Georgia and applicable United States federal law shall apply and this Agreement shall be construed in accordance with the laws of the State of Georgia and applicable United States federal law.  Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.  The invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

9.             Successors and Assigns.   The Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10            No Novation, etc.   This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.

11.           Counterparts.   This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

12.           Waiver of Notice.   Borrower and Guarantor hereby waive notice of acceptance of this Amendment by Lender.

13.           General.   Except as specifically modified herein, all other terms and conditions of the Loan Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have signed and sealed this Amendment on the day and year first above-written.

GUARANTOR:		BORROWER:

INTERNATIONAL HOUSE OF PANCAKES, INC.		IHOP PROPERTIES, INC.

BY:	/s/ Julia A. Stewart	By:	/s/ Julia A. Stewart
Name: Julia A. Stewart		Name: Julia A. Stewart
Title: President		Title: President

(CORPORATE SEAL)		(CORPORATE SEAL)

GUARANTOR:		GUARANTOR:

IHOP REALTY CORP.		IHOP CORP.

By:	/s/ Julia A. Stewart	By:	/s/ Julia A. Stewart
Name: Julia A. Stewart		Name: Julia A. Stewart
Title: President		Title: President

(CORPORATE SEAL)		(CORPORATE SEAL)

SIGNATURES CONTINUED ON NEXT PAGE

SIGNATURE PAGE TO SECOND ADDENDUM TO LOAN AGREEMENT

BANK/LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Bobby R. Oliver, Jr.
Name: Bobby R. Oliver, Jr.
Title: Vice President

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